[LETTERHEAD OF KPMG PEAT MARWICK LLP]

The Board of Directors
Commercial Net Lease Realty, Inc.


We consent to the use of our reports incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.


                                    /s/KPMG Peat Marwick LLP

                                    KPMG PEAT MARWICK LLP


Orlando, Florida
January 18, 1996